INDEPENDENT AUDITORS' CONSENT


Atlas Investment Trust:

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-20899 on Form N-1A of our report dated February 11, 2000 incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, (b) the reference to us under the heading "Additional Information - Independent Auditors" in such Statement of Additional Information, and (c) the reference to us under the heading "Financial Highlights" in the Prospectus and the Supplement To Prospectus, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Oakland, California
April 25, 2000